Exhibit 3.2

OPERATING AGREEMENT

OF

MOTORSPORT GAMING US LLC

THIS OPERATING AGREEMENT, effective as of August 2, 2018 (this “Agreement”), of MOTORSPORT GAMING US LLC, a Florida limited liability company (the “Company”) is entered into by Motorsport Network, LLC, a Florida limited liability company, as the sole member of the Company (the “Member”). The Member has directed the formation of a limited liability company pursuant to and in accordance with the Florida Revised Limited Liability Company Act, as amended from time to time (the “Act”), and hereby agrees as follows:

1. Formation. The Company was organized under and pursuant to the provisions of the Act by filing the Articles or Organization of the Company (the “Articles”) with the Secretary of State of the State of Florida (the “Secretary of State”) on August 2, 2018.

2. Name. The name of the Company is MOTORSPORT GAMING US LLC.

3. Purpose and Powers. The purposes of the Company shall, subject to the provisions of the Act, be to engage in any lawful activity. The Company shall possess and may exercise all of the powers and privileges granted by or under the Act or by or under any other law or this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

1. 4. Registered Office. The address of the registered office of the Company in the State of Florida is 5972 NE 4th Avenue, Miami, FL 33137.

5. Registered Agent. The name and address of the registered agent of the Company for service of process on the Company in the State of Florida are Motorsport Network, LLC, 5972 NE 4th Avenue, Miami, FL 33137.

6. Member. The name and business address of Member are as follows:

Name	Address

Motorsport Network, LLC	5972 NE 4th Avenue, Miami, FL 33137

7. Management of the Company.

(a) The Manager.

(i) The Company shall be managed by a manager appointed by the Member (the “Manager”). The Member hereby appoints Mike Zoi as the Manager. The Manager shall remain in office until the Manager (1) is removed by a written instrument signed by the Member, in its sole discretion, (2) resigns in a written instrument delivered to the Member or (3) if a natural person, dies or is unable to serve. In the event of any such vacancy, the Member shall fill the vacancy by appointing a substitute or replacement Manager. A person who so performs its duties shall not have any liability by reason of serving or having served as the Manager. The Manager shall not be liable under a judgment, decree or order of court, or in any other manner, for any debt, obligation or liability of the Company.

(ii) All powers to control and manage the business and affairs of the Company shall be vested exclusively in the Manager and the Manager may exercise all powers of the Company and do all such lawful acts and things as are not by statute, the Certificate or this Agreement directed or required to be exercised or done by the Member and in so doing shall have the right and authority to take all actions which the Manager deems necessary, useful or appropriate for the management and conduct of the business and affairs of the Company. All applications, instruments, contracts, agreements and documents providing for accounts with banks or other financial institutions (and the deposit, holding and transfer of the Company’s funds), the conduct of the business of the Company, or the acquisition, mortgage or disposition of property of the Company shall be valid and binding on the Company if executed by the Manager. The Manager shall be an “authorized person” within the meaning of the Act for purposes of executing the Company’s Articles. The Member may appoint additional managers to have the duties assigned thereto pursuant to an amendment or restatement of this Agreement. The Manager may also enjoy and utilize the titles of Chief Executive Officer, Chief Financial Officer, President, Chief Operating Officer, Secretary, Treasurer, and one or more Vice Presidents, Assistant Secretaries and Assistant Treasurers.

(b) Indemnification of the Manager. Unless otherwise provided in this Section 7, the Company shall indemnify, save harmless, and pay all judgments and claims against the Manager relating to any liability or damage incurred by reason of any act performed or omitted to be performed by the Manager in connection with the business or affairs of the Company, including reasonable attorneys’ fees and costs incurred by the Manager in connection with the defense of any action based on any such act or omission, which attorneys’ fees and costs may be paid as incurred. Unless otherwise provided in this Section 7, in the event of any action by the Member against the Manager, including a derivative suit, the Company shall indemnify, save harmless, and pay all expenses of the Manager, including reasonable attorneys’ fees incurred in the defense of such action. Notwithstanding the provisions of this Section 7, this Section shall be enforced only to the maximum extent permitted by law and the Manager shall not be indemnified from any liability for which the fraud, intentional misconduct, gross negligence or knowing violation of the law by the Manager is or was material to the cause of action.

(c) Rights and Powers of the Member. The Member shall not have any right or power to take part in the management or control of the Company or its business and affairs or to act for or bind the Company in any way. Notwithstanding the foregoing, the Member has all the rights and powers set forth in this Agreement and, to the extent not inconsistent with this Agreement, in or under the Act. The Member has no voting rights except with respect to those matters specifically set forth in this Agreement and, to the extent not inconsistent herewith, as required in the Act.

8. Dissolution, Liquidation.

(a) The Company shall be dissolved, and its affairs shall be wound up, solely upon the first to occur of the following, unless Member elects to continue the Company to the extent permitted under the Act:

(i) At the time specified in a written consent of Member;

(ii) At any time there is no remaining member of the Company; or

(iii) At the time specified in a decree of judicial dissolution under the Act.

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(b) To the fullest extent permitted by law, the foregoing constitutes the only events upon which the Company shall be dissolved and its affairs wound up.

(c) Upon the dissolution of the Company, Member, or its successors or assigns, shall conduct the winding up of the affairs of the Company. The winding up of the Company shall be complete when all debts, liabilities, and obligations of the Company have been paid and discharged or reasonably adequate provision therefor has been made in accordance with the Act.

(d) The existence of the Company shall continue until the cancellation of the Articles as provided in the Act.

9. Capital Contributions; Membership Interests. The Member contributed the following amount, in cash, to the Company as an initial capital contribution in exchange for the membership interests in the Company in the percentage set forth below:

	Initial Capital	Membership
Name	Contribution	Interest Percentage
Motorsport Network, LLC	$100	100	%.

The obligation of the Member to make a capital contribution is not intended to, and shall not be for the benefit of, enforceable by or provide any rights whatsoever to any person or entity, other than the Company. No other person or entity shall have any right whatsoever, directly or indirectly, through a relationship as a creditor or otherwise with the Member or the Company, to require capital contributions by the Member.

10. Additional Contributions. Member is not required to make any additional capital contribution to the Company.

11. Distributions. Distributions shall be made to Member at the times and in the aggregate amounts determined by Member. Such distributions shall be made in accordance with, and no distribution shall be made if such distribution would violate, the Act.

12. Assignment. Member may assign or otherwise transfer or pledge in whole or in part its Membership Interest.

13. Resignation. Member may resign from the Company to the extent permitted under the Act.

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14. Admission of Additional Members. Additional members of the Company may be admitted to the Company at the discretion of, and upon such terms and conditions as shall be approved by, Member.

15. Liability, Indemnification and Exculpation.

(a) Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no member or manager of the Company, including, without limitation, Member or any affiliate, officer, director, shareholder, partner, employee, representative or agent thereof or any other member of the Company (each, a “Covered Person” and collectively, the “Covered Persons”), shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Covered Person.

(b) Exculpation.

(i) No Covered Person shall be liable to the Company or any other Covered Person for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence, willful misconduct or fraud.

(ii) A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any person as to matters the Covered Person reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits, losses or any other facts pertinent to the existence and amount of assets from which distributions to Member might properly be paid.

(c) Fiduciary Duty.

(i) To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement shall not be liable to the Company or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

(ii) Unless otherwise expressly provided herein, (A) whenever a conflict of interest exists or arises between Covered Persons, or (B) whenever this Agreement or any other agreement contemplated herein or therein provides that a Covered Person shall act in a manner that is, or provides terms that are, fair and reasonable to the Company or Member, the Covered Person shall resolve such conflict of interest, taking such action or providing such terms, considering in each case the relative interest of each party (including its own interest) to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by the Covered Person, the resolution, action or term so made, taken or provided by the Covered Person shall not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of the Covered Person at law or in equity or otherwise.

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(iii) Whenever in this Agreement a Covered Person is permitted or required to make a decision in (A) its “discretion” or under a grant of similar authority or latitude, the Covered Person shall be entitled to consider such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Company or any other person, or (B) in its “good faith” or under another express standard, the Covered Person shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

(d) Indemnification. To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of gross negligence, willful misconduct or fraud with respect to such acts or omissions; provided, however, that any indemnity under this Section 15 shall be provided out of and to the extent of Company assets only, and no Covered Person shall have any personal liability on account thereof.

(e) Expenses. To the fullest extent permitted by applicable law, expenses (including legal fees) incurred by a Covered Person in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 15.

(f) Outside Businesses. Member may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the Company, and the Company and any member thereof shall have no rights by virtue of this Agreement in and to such independent ventures or the income or profits derived therefrom, and the pursuit of any such venture, even if competitive with the business of the Company, shall not be deemed wrongful or improper. Member shall not be obligated to present any particular investment opportunity to the Company even if such opportunity is of a character that, if presented to the Company, could be taken by the Company, and Member shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.

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16. Notice. Any notice or demand required or permitted to be given or made to or upon any party hereto shall be deemed to have been duly given or made for all purposes if (i) in writing and delivered by hand or overnight express courier service against receipt, or sent by certified or registered mail, postage prepaid, return receipt requested, or (ii) sent by telegram, telecopy or telex, and followed by a copy delivered or sent in the manner provided in clause (i) above, to such party at the address set forth in Section 6 hereof, or at such other address as any party hereto may at any time, or from time to time, direct by notice given to the other party in accordance with this Section 16. The date of giving or making of any such notice or demand shall be the earlier of the date of actual receipt, or five business days after such notice or demand is sent, or, if sent in accordance with clause (ii) of this Section 16, the business day next following the day such notice or demand is actually transmitted. For the purposes of this Section 16, the address of each of Member and the Company is set forth under Section 6 of this Agreement.

17. Expenses. Member will be reimbursed its reasonable costs of managing and/or participating in the management of the Company, including legal, travel, telephone, hotel, meals and related expenses. Member agrees to the extent possible to identify such expected expenses for each fiscal year of the Company and to include them in the Company’s proposed budget for such year.

18. Fiscal Year. The Company’s accounting period shall terminate as of December 31 of each calendar year, or as otherwise approved by Member in writing.

19. Tax Characterization and Returns. It is the intention of the Member that the Company be disregarded for federal and all relevant or applicable state tax purposes and that the activities of (and all tax matters regarding) the Company be deemed to be the activities of (and tax matters regarding) the Member for such purposes. All provisions of the Articles and this Agreement are to be construed so as to preserve that tax status. The Member is hereby authorized to file any necessary elections with any tax authorities and shall be required to file any necessary tax returns on behalf of the Company with any such tax authorities.

20. Books and Records. At all times during the continuance of the Company, proper and true books of account shall be kept wherein shall be entered particulars of (a) all moneys, goods, or effects belonging to or owing to or by the Company, or paid, received, sold, or purchased in the course of the Company’s business, and (b) all such other transactions, matters, and things relating to the business of the Company as are usually entered in books of account kept by persons engaged in businesses of a like kind and character. Said books of account shall be kept at the principal office of Member or at the office of the accountant or other persons or firms retained by the Company.

21. Amendment. This Agreement may only be amended or modified by written consent of Member.

22. Governing Law. This Agreement shall be governed by, and construed under, the laws of the State of Florida, without giving effect to the principles of conflicts of laws thereof, all rights and remedies being governed by said law.

23. Cumulative Remedies. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive its right to use any and all other remedies. Said rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise.

24. Binding Effect. This Agreement shall be binding upon and inure to the benefit of all of the parties and, to the extent permitted by this Agreement, their successors, legal representatives and assigns.

25. Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

26. Headings. The headings, titles, and subtitles herein are inserted for convenience of reference only and shall not control or affect the meaning or construction of any of the provisions of this Agreement.

[Signature is on following page.]

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IN WITNESS WHEREOF, the undersigned has duly executed this Agreement effective as of the day and year first above written.

MEMBER:

MOTORSPORT NETWORK, LLC

By:	/s/ Mike Zoi
Name:	Mike Zoi
Title:	Sole Manager

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